Exhibit 1

FOR IMMEDIATE RELEASE	15 March 2013

ANNOUNCEMENT

WPP plc (“WPP”)

WPP was notified yesterday of changes in the share ownership of executive directors of the company pursuant to the exercise and satisfaction of awards under the 2004 Leadership Equity Acquisition Plan (“LEAP”) granted in 2008.

On 14 March 2013 Sir Martin Sorrell exercised his option to receive 473,558 shares which vested pursuant to the US part of his award granted under LEAP in 2008. On 14 March 2013 Sir Martin Sorrell sold 244,214 of these shares to discharge the consequential US tax liabilities. In addition, Sir Martin Sorrell became entitled to exercise an option to acquire a further 579,907 shares pursuant to the UK part of his award granted under LEAP in 2008.

At today’s date Sir Martin Sorrell and his family interests are interested in or have rights in 18,904,480 shares (inclusive of the shares he is entitled to receive pursuant to the awards granted under LEAP in 2004, 2005, the UK part of the 2006 award and the 2007 award, receipt of which have been deferred, and the 579,907 shares he is entitled to purchase on exercise of his option relating to the UK part of his 2008 award). Sir Martin Sorrell’s family interests and rights represent 1.4951% of the issued share capital of WPP. The JMCMRJ Sorrell Foundation holds 805,936 WPP shares, representing 0.0637% of WPP’s issued share capital.

On 14 March 2013 Mr Paul Richardson exercised his option to receive the shares which vested pursuant to the award granted under LEAP in 2008 in relation to 526,730 shares. On 14 March 2013 Mr Paul Richardson sold 447,830 of these shares in order to fund taxes and other financial commitments.

At today’s date Mr Paul Richardson’s beneficial holding is the equivalent of 716,370 shares (the majority being in WPP ADRs), representing 0.0567 % of WPP’s issued share capital.

On 14 March 2013 Mr Mark Read became entitled to exercise an option to acquire 105,341 shares pursuant to the award granted under LEAP in 2008.

At today’s date Mr Mark Read’s beneficial holding is the equivalent to 234,019 shares, representing 0.01851% of WPP’s issued share capital, inclusive of the shares he is entitled to purchase on exercise of his option relating to his award granted under LEAP in 2008.

Contact:

Feona McEwan WPP	+44 (0)207 408 2204